EXHIBIT 99.2

N E W S B U L L E T I N		RE:

FROM:

FRB	WEBER SHANDWICK	[WORLDWIDE RESTAURANT
	FINANCIAL COMMUNICATIONS	CONCEPTS LOGO]

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB¦WEBER SHANDWICK:
Keith Wall	Kim Forster	James Hoyne	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

April 22, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES

OPENING OF THE 21ST PAT & OSCAR’S

SHERMAN OAKS, Calif.—April 22, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced today the opening of a new Pat & Oscar’s® in Buena Park, California. This is the 21st Pat & Oscar’s restaurant and is the fourth location in the Orange County market.

“With the opening of our new restaurant in Buena Park, we’ve achieved our goal of opening six restaurants in our current fiscal year. We’re now focused on increasing our unit count by 30 to 40 percent during the course of the next twelve months. In doing so, we’ll continue to follow our strategy of building out existing markets and expanding into neighboring communities,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc.

Pat & Oscar’s restaurants offer great food, such as chicken, pizza, salads, ribs and freshly baked breadsticks in a friendly, “quick casual” environment, and were recently ranked second among 119 restaurant chains for overall satisfaction in Sandelman & Associates’ 2002 Quick-Track survey.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 315 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to statements regarding: (i) the increase in Pat & Oscar’s unit count by 30 to 40 percent during the next twelve months; and (ii) the location of new restaurant is existing or geographically adjacent markets.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to (a) Pat & Oscar’s ability to acquire a sufficient number of suitable sites; and (b) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

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